Exhibit 99.2
UNAUDITED INTERIM FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED
The unaudited consolidated condensed balance sheet of Palm Harbor Homes, Inc., a Florida corporation, and its subsidiaries as of December 24, 2010 and the unaudited consolidated condensed statements of operations, stockholders’ equity and cash flows for the nine months ended December 24, 2010 and December 25, 2009 and the notes related thereto.

PALM HARBOR HOMES, INC. AND SUBSIDIARIES
DEBTOR-IN-POSSESSION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 24,	March 26,
	2010	2010
	(Unaudited)
Assets
Cash and cash equivalents	$13,721	$26,705
Restricted cash	14,710	16,330
Investments	15,642	16,041
Trade receivables	13,798	18,533
Consumer loans receivable, net	163,445	176,143
Inventories	53,634	60,303
Assets held for sale	5,788	6,538
Prepaid expenses and other assets	9,213	9,909
Property, plant and equipment, net	23,817	27,251

Total assets	$313,768	$357,753

Liabilities and shareholders’ equity
Liabilities not subject to compromise:
Accounts payable	$10,342	$20,713
Accrued liabilities	14,820	39,987
Floor plan payable	—	42,249
Debtor-in-possession financing	40,430	—
Construction lending lines	2,968	3,890
Securitized financings	110,533	122,494
Virgo debt, net	19,093	18,518
Convertible senior notes, net, not subject to compromise	—	50,486

Total liabilities not subject to compromise	198,186	298,337

Liabilities subject to compromise	85,594	—

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value	239	239
Additional paid-in capital	70,220	69,919
Retained (deficit) earnings	(26,524)	3,389
Treasury shares	(13,980)	(13,949)
Accumulated other comprehensive income (loss)	33	(182)

Total shareholders’ equity	29,988	59,416

Total liabilities and shareholders’ equity	$313,768	$357,753

See accompanying notes.

PALM HARBOR HOMES, INC. AND SUBSIDIARIES
DEBTOR-IN-POSSESSION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Nine Months Ended
	December 24,	December 25,
	2010	2009

Net sales	$206,059	$229,020
Cost of sales	161,022	174,862
Selling, general and administrative expenses	62,738	73,154

Loss from operations	(17,701)	(18,996)

Interest expense	(11,977)	(13,064)
Other income	2,547	2,671

Loss before reorganization items and income taxes	(27,131)	(29,389)

Reorganization items	(2,522)	—

Loss before income taxes	(29,653)	(29,389)

Income tax expense	(260)	(163)

Net loss	$(29,913)	$(29,552)

Net loss per common share — basic and diluted	$(1.30)	$(1.29)

Weighted average common shares outstanding — basic and diluted	22,975	22,875

See accompanying notes.

PALM HARBOR HOMES, INC. AND SUBSIDIARIES
DEBTOR-IN-POSSESSION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended
	December 24,	December 25,
	2010	2009

Operating Activities
Net loss	$(29,913)	$(29,552)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,585	4,199
Provision for credit losses	4,368	2,229
Non-cash interest expense	1,432	2,659
(Gain) loss on disposition of assets	(31)	620
Impairment of property, plant and equipment	1,866	243
(Gain) loss on sale of loans	(1,902)	50
Provision for stock based compensation	270	164
(Gain) loss on sale of investments	(317)	91
Changes in operating assets and liabilities:
Restricted cash	1,620	2,011
Trade receivables	4,735	4,872
Consumer loans originated	(36,928)	(27,743)
Principal payments on consumer loans originated	9,754	10,526
Proceeds from sales of consumer loans	37,406	28,218
Inventories	6,669	18,585
Prepaid expenses and other assets	(145)	1,392
Accounts payable and accrued expenses	(821)	(7,058)

Net cash provided by operating activities	1,648	11,506

Investing Activities
Net (purchases) disposals of property, plant and equipment	(325)	775
Purchases of investments	(2,035)	(2,358)
Sales of investments	2,976	5,757

Net cash provided by investing activities	616	4,174

Financing Activities
Net payments on floor plan payable	(42,310)	(4,999)
Proceeds from DIP financing	45,173	—
Payments on DIP financing	(4,743)	—
Net payments on construction lending line	(922)	(1,191)
Payments on Virgo debt	(485)	—
Payments on securitized financings	(11,961)	(14,153)

Net cash used in financing activities	(15,248)	(20,343)

Net decrease in cash and cash equivalents	(12,984)	(4,663)
Cash and cash equivalents at beginning of period	26,705	12,374

Cash and cash equivalents at end of period	$13,721	$7,711

See accompanying notes.

1. Summary of Significant Accounting Policies
Chapter 11 Proceedings
As previously disclosed, on November 29, 2010 (“Petition Date”), Palm Harbor Homes, Inc. (“Palm Harbor”) and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington (the “Bankruptcy Court”). The cases are being jointly administered under Case No. 10-13850. Palm Harbor Homes, Inc. and five of its subsidiaries, Palm Harbor Manufacturing, L.P., Palm Harbor Albemarle LLC, Palm Harbor Real Estate LLC, Palm Harbor GenPar LLC, and Nationwide Homes, Inc. (the “Filing Entities”) were part of the bankruptcy filing. The Company’s insurance and finance subsidiaries, including Standard Casualty Company, Standard Insurance Agency, Inc., Palm Harbor Insurance Agency of Texas, Inc. and CountryPlace Acceptance Corporation (collectively, the “Non-Filing Entities”) were not part of the bankruptcy filing; however, such subsidiaries were owned by entities that were part of the bankruptcy filing.
Subject to certain exceptions under the Bankruptcy Code, the Debtors’ Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.
The filing of the Chapter 11 petitions constituted an event of default under certain of the Company’s debt obligations, and those debt obligations became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the Debtors and the application of applicable bankruptcy law.
The Debtors operated as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as debtors-in-possession, the Company is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. The Non-Filing Entities continue to operate in the ordinary course of business.
In connection with the Bankruptcy Filing, on November 29, 2010, Palm Harbor entered into an asset purchase agreement (the “Asset Purchase Agreement”) with the Filing Entities (collectively with Palm Harbor, the “Sellers”) and Palm Harbor Homes, Inc. a Delaware corporation (the “Purchaser”) under which the Purchaser purchased substantially all of the assets of the Sellers and assumed specified liabilities of the Sellers, all on the terms and conditions set forth in the Asset Purchase Agreement and in accordance with sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code.
In connection with the Bankruptcy Filing, on November 29, 2010, the Company (as defined in the Basis of Presentation section below) entered into a Senior Secured, Super-Priority Debtor-in-Possession Revolving Credit Agreement (the “DIP Credit Agreement”) among the Company, the Filing Entities and Fleetwood Homes, Inc., as lender (the “Lender”), a Security Agreement (the “Security Agreement”) among the Company, the Filing Entities and the Lender as the secured party and a Promissory Note (the “Promissory Note”) executed by the Debtors in favor of the Lender. Pursuant to the terms of the DIP Credit Agreement, the Security Agreement and the Promissory Note, the Lender agreed to loan up to $50 million (which may increase to $55 million if certain conditions are met). The DIP Agreement bore interest at 7% per annum and matured upon the effective date of the close of the sale of the Company’s assets on April 23, 2011. See Note 6.

The Bankruptcy Court approved payment of certain of the Debtors’ pre-petition obligations, including, among other things, employee wages, salaries and benefits, and the Bankruptcy Court approved the Company’s payment of vendors and other providers in the ordinary course for goods and services ordered pre-petition but received from and after the Petition Date and other business-related payments necessary to maintain the operation of the businesses. The Debtors have retained, subject to Bankruptcy Court approval, legal and financial professionals to advise the Debtors on the bankruptcy proceedings and certain other “ordinary course” professionals.
The Company has incurred and will continue to incur significant costs associated with the reorganization. The amount of these costs, which are being expensed as incurred, are expected to significantly affect the results of operations.
Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must generally be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or stockholders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 cases to each of these constituencies or what types or amounts of distributions, if any, they would receive. A plan of reorganization could result in holders of the Company’s liabilities and/or securities, including common stock, receiving no distribution on account of their interests and cancellation of their holdings. Because of such possibilities, the value of the Company’s liabilities and securities, including common stock, is highly speculative.
Condensed Combined Financial Information of Debtors
The following unaudited condensed combined financial information is presented for the Debtors as of December 24, 2010 or for the nine months then ended (in thousands):

Balance Sheet Information:
Cash and cash equivalents	$7,616
Restricted cash	10,892
Trade receivables	11,862
Inventories	53,634
Assets held for sale	5,788
Investment in subsidiaries	25,000
Prepaid expenses and other assets	7,303
Property, plant and equipment, net	23,466

Total assets	$145,561

Liabilities and shareholders’ equity
Post-petition payables and accrued liabilities	$13,012
Debtor-in-possession financing	40,430

Liabilities not subject to compromise	53,442

Liabilities subject to compromise	85,594

Total liabilities	139,036

Total shareholders’ equity	6,525

Total liabilities and shareholders’ equity	$145,561

Statement of Operations Information:
Net sales	$178,996
Gross profit	29,391
Operating loss	(26,468)
Reorganization items	(2,522)
Net loss	(34,091)

Statement of Cash Flows Information
Cash used in operating activities	$(13,917)
Cash used in investing activities	(218)
Cash used in financing activities	(1,623)

$(15,758)

Basis of Presentation
The unaudited condensed consolidated financial statements of Palm Harbor Homes, Inc., and its subsidiaries (collectively, the “Company”) reflect all adjustments, which include normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation in conformity with U.S. generally accepted accounting principles. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted. The condensed consolidated financial statements should be read in conjunction with the more detailed audited financial statements for the fiscal year ended March 26, 2010 included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The consolidated financial statements for the fiscal year ended March 26, 2010 have been reissued and are included herein. Results of operations for any interim period are not necessarily indicative of results to be expected for the remainder of the current fiscal year or for any future period.
The continued depressed economic environment in fiscal 2011, the subsequent decline in the Company’s cash and cash equivalents, the defaults occurring under the Company’s credit agreements, and the Company’s November 29, 2010 filing of a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code and subsequent bankruptcy-related actions, all discussed further below, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these conditions involved maximizing the value of the Company’s assets through a court-approved sale, which has since been completed as described below, and subsequent administration of the Company’s bankruptcy estate, including making payments to creditors, which is ongoing. The accompanying unaudited financial statements and related disclosures have been prepared on the basis that the financial services segment (CountryPlace Acceptance Corporation and its finance subsidiaries and Standard Casualty Co. and its insurance agency subsidiaries) will continue as a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. The financial statements of Palm Harbor Homes, Inc. and five of its factory-built housing subsidiaries as of and for the nine-month period ended December 24, 2010 include adjustments to reflect the reorganization of the Company in accordance with Accounting Standards Codification 852, Reorganizations.
The balance sheet at March 26, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

General Business Environment
In fiscal 2011, the general U.S. economic downturn, an industry-wide lack of available external financing and an oversupply of competitive site-built homes continued to have a significant adverse effect on the factory-built housing industry overall, and the Company’s factory-built housing operations and cash flows specifically. The Company’s cash and cash equivalents decreased $13.0 million and the Company incurred a $17.7 million loss from operations in the first nine months of fiscal 2011. Additionally, as of September 24, 2010, the Company was in default under three provisions of its amended floor plan financing facility with Textron Financial Corporation because the Company failed to reduce its outstanding borrowings under the facility to $32 million, exceeded the maximum permissible loan-to-collateral coverage ratio at September 24, 2010 of 62% by having a ratio of approximately 70%, and sold approximately $4.0 million of homes which funds should have been paid to Textron but were not paid. On November 29, 2010, Palm Harbor Homes, Inc. and five of its subsidiaries, Palm Harbor Manufacturing, L.P., Palm Harbor Albemarle LLC, Palm Harbor Real Estate LLC, Palm Harbor GenPar LLC, and Nationwide Homes, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code as described above.
After closing and the receipt of proceeds of the DIP Credit Agreement, in December 2010 all of the Company’s then-current indebtedness to Textron Financial Corporation was repaid. After closing and receipt of the proceeds of the asset sale to the Purchaser, approximately $45.3 million of the $83.9 million purchase price was used to retire amounts outstanding under the DIP Credit Agreement, which was thereafter terminated. Additionally, certain expenses that include title insurance and prorated taxes were paid. Remaining net proceeds from the asset sale are intended to be used by the Company’s bankruptcy estate to satisfy various creditor obligations. The Company estimates that after payments to creditors, there will not be sufficient proceeds to make any distributions to stockholders.
New Accounting Pronouncements
Accounting Standards Update No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). Update No. 2010-06 requires additional disclosures about fair value measurements, including separate disclosures of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. Additionally, the reconciliation for fair value measurements using significant unobservable inputs (Level 3) should present separately information about purchases, sales, issuances, and settlements. ASU 2010-06 also clarifies previous disclosure requirements, including the requirement that entities provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for both Level 2 and Level 3 measurements. The new disclosures and clarifications of existing disclosures required under ASU 2010-06 are effective for interim and annual reporting periods beginning after December 15, 2009, and were adopted for the interim reporting period ending December 24, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The new authoritative guidance did not have a material impact on the Company’s financial condition, liquidity, or results of operations, but it has significantly expanded the disclosures that we are required to provide.

On July 21, 2010, the Financial Accounting Standards Board (FASB) issued a final Accounting Standards Update (ASU), ASU 2010-20, that requires entities to provide extensive new disclosures in their financial statements about their financing receivables, including credit risk exposures and the allowance for credit losses. Entities with financing receivables will be required to disclose, among other things (i) a rollforward of the allowance for credit losses, (ii) credit quality information such as credit risk scores or external credit agency ratings, (iii) impaired loan information, (iv) modification information, and (v) nonaccrual and past due information. Public entities are required to adopt all of the ASU’s provisions related to disclosures of financing receivables as of the end of a reporting period (e.g., credit quality information, impaired loan information) for interim or annual reporting periods ending on or after December 15, 2010. The financing receivables disclosures related to activity that occurs during a reporting period (e.g., the rollforward of the allowance for credit losses and the modification disclosures) are required to be adopted by public entities for interim or annual reporting periods beginning on or after December 15, 2010. In January 2011, the FASB issued ASU 2011-01, which temporarily delayed the effective date of the disclosures about troubled debt restructurings in ASU 2010-20 to periods ending after June 15, 2011. The Company adopted the provisions of ASU 2010-20 relating to period-end disclosures as of December 24, 2010 (see Note 3), and the remaining provisions will be adopted during the quarter ended March 25, 2011, except for the disclosures related to troubled debt restructurings, discussed below.
On April 5, 2011, the FASB issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring, which clarifies when creditors should classify loan modifications as troubled debt restructurings. The guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructurings occurring on or after the beginning of the year. The guidance on measuring the impairment of a receivable restructured in a troubled debt restructuring is effective on a prospective basis. The Company is currently evaluating the new guidance.
2. Inventories
Inventories consist of the following (in thousands):

	December 24,	March 26,
	2010	2010

Raw materials	$6,233	$4,927
Work in process	2,958	4,085
Finished goods at factory	1,140	1,324
Finished goods at retail	43,303	49,967

	$53,634	$60,303

3. Investments
The following tables summarize the Company’s available-for-sale investment securities as of December 24, 2010 and March 26, 2010 (in thousands):

	December 24, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury and Government Agencies	$1,472	$94	$—	$1,566
Mortgage-backed securities	4,602	284	(8)	4,878
States and political subdivisions	1,241	43	(1)	1,283
Corporate debt securities	4,447	375	—	4,822
Marketable equity securities	2,939	211	(57)	3,093

Total	$14,701	$1,007	$(66)	$15,642

	March 26, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury and Government Agencies	$1,724	$69	$—	$1,793
Mortgage-backed securities	5,232	268	(4)	5,496
States and political subdivisions	1,240	17	(7)	1,250
Corporate debt securities	4,455	325	—	4,780
Marketable equity securities	2,674	97	(49)	2,722

Total	$15,325	$776	$(60)	$16,041

The following table shows the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 24, 2010 (in thousands):

	Less than 12 months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Mortgage-backed securities	$4,878	$(8)	$—	$—	$4,878	$(8)
States and political subdivisions	1,283	(1)	—	—	1,283	(1)
Marketable equity securities	334	(55)	100	(2)	434	(57)

Total	$6,495	$(64)	$100	$(2)	$6,595	$(66)

The following table shows the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 26, 2010 (in thousands):

	Less than 12 months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
Mortgage-backed securities	$485	$(4)	$—	$—	$485	$(4)
States and political subdivisions	533	(7)	—	—	533	(7)
Marketable equity securities	665	(43)	116	(6)	781	(49)

Total	$1,683	$(54)	$116	$(6)	$1,799	$(60)

During the first nine months of fiscal 2011, none of the Company’s available-for-sale equity securities were determined to be other-than-temporarily impaired. During the first nine months of fiscal 2010, 30 of the Company’s available-for-sale equity securities with a total carrying value of $0.8 million were determined to be other-than-temporarily impaired and a realized loss of $0.2 million was recorded in the Company’s consolidated statements of operations.
The Company’s investments in marketable equity securities consist of investments in common stock of bank trust and insurance companies and public utility companies ($1.3 million of the total fair value and $2,000 of the total unrealized losses) and industrial companies ($1.8 million of the total fair value and $55,000 of the total unrealized losses). Based on the Company’s ability and intent to hold the investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider the investments to be other-than-temporarily impaired at December 24, 2010.

The amortized cost and fair value of the Company’s investment securities at December 24, 2010, by contractual maturity, are shown in the table below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due in less than one year	$1,628	$1,645
Due after one year through five years	6,401	6,941
Due after five years	3,733	3,963
Marketable equity securities	2,939	3,093

Total investment securities available-for-sale	$14,701	$15,642

Realized gains and losses from the sale of securities are determined using the specific identification method. Gross gains realized on the sales of investment securities for the first nine months of fiscal 2011 and 2010 were approximately $334,000 and $342,000, respectively. Gross losses were approximately $17,000 and $433,000 for the first nine months of fiscal 2011 and 2010, respectively.
4. Restricted Cash
Restricted cash consists of the following (in thousands):

	December 24,	March 26,
	2010	2010
Cash pledged as collateral for outstanding insurance programs and surety bonds	$9,669	$9,917
Cash related to customer deposits held in trust accounts	1,223	2,496
Cash related to CountryPlace customers’ principal and interest payments on the loans that are securitized	3,818	3,917

	$14,710	$16,330

5. Consumer Loans Receivable and Allowance for Loan Losses
Consumer loans receivable, net, consists of the following (in thousands):

	December 31,	March 31,
	2010	2010
Consumer loans receivable held for investment	$166,615	$179,549
Consumer loans receivable held for sale	2,529	558
Construction advances on non-conforming mortgages	2,641	4,148
Deferred financing costs, net	(4,450)	(5,096)
Allowance for loan losses	(3,890)	(3,016)

Consumer loans receivable, net	$163,445	$176,143

The Company’s consumer loans receivable balance consists of fixed-rate, fixed-term, fully-amortizing single-family home loans. These loans are either secured by a manufactured home, excluding the land upon which the home is located (chattel property loans and retail installment sale contracts), or by a combination of the home and the land upon which the home is located (real property mortgage loans). The real property mortgage loans are primarily for manufactured homes. Combined land and home loans are further disaggregated by the type of loan documentation: those conforming to the requirements of Government-Sponsored Enterprises (GSEs), and those that are non-conforming. In most instances, the Company’s loans are secured by a first-lien position and are provided for the purchase of a home. In rare instances the Company may provide other types of loans in second-lien or unsecured positions. Accordingly, the Company classifies its loans receivable assets as follows: chattel loans, conforming mortgages, non-conforming mortgages, and other loans.
The following table disaggregates consumer loans receivable for each class by portfolio segment as of December 31, 2010 (in thousands):

	Consumer Loans Held for Investment			Consumer
	Securitized	Securitized		Loans Held
	2005	2007	Unsecuritized	for Sale	Total
Asset Class:
Chattel loans	$70,103	$48,033	$4,308	$—	$122,444
Conforming mortgages	—	—	2,137	2,529	4,666
Non-conforming mortgages	6,591	21,370	14,032	—	41,993
Other loans	—	—	41	—	41

	$76,694	$69,403	$20,518	$2,529	$169,144

To assess the adequacy of its allowance for loan losses and to monitor the credit risk of its portfolio, the Company develops and periodically reviews default and loss forecasts for each segment of its portfolio. The portfolio is segmented approximately by period of origination, as represented by the pools of loans included in securitized financings (loans securitized in 2005 and those securitized in 2007), those which generally were originated after the 2007 securitization and have not been included in any subsequent securitized financing, and those which have been originated recently with the intent to sell.
The allowance for loan losses and related additions and deductions to the allowance during the nine months ended December 31, 2010 and December 31, 2009 are as follows (in thousands):

	Nine Months Ended
	December 31,	December 31,
	2010	2009
Allowance for loan losses, beginning of period	$3,016	$5,800
Provision for credit losses	4,367	2,229
Loans charged off, net of recoveries	(3,493)	(3,587)

Allowance for loan losses, end of period	$3,890	$4,442

The allowance for loan losses reflects the Company’s judgment of the probable loss exposure on its loans held for investment portfolio as of the end of the reporting period. The loan portfolio is comprised of loans related primarily to factory-built homes, and, in some instances, related land. The allowance for loan losses is developed at a portfolio level, as pools of homogeneous loans, and not allocated to specific individual loans or to impaired loans. A range of probable losses is calculated after giving consideration to, among other things, the composition of the loan portfolio, including historical loss experience by static pool and recent loss experience. The Company then makes a determination of the best estimate within the range of loan losses.

In measuring credit quality within each segment and class, the Company uses commercially available credit scores (“FICO”). At the time of each loan’s origination, the Company obtained credit scores from each of the three primary credit bureaus, if available. To evaluate credit quality of individual loans, the Company uses the mid-point of the available credit scores, or if only two scores are available, the Company uses the lower of the two. Except in the case of troubled debt restructurings or other loan modifications, the Company does not update credit bureau scores after the time of origination.
The following table disaggregates the Company’s consumer loans receivable by class and credit quality indicator as of December 31, 2010 (in thousands):

	Consumer Loans Held for Investment			Consumer
Asset Class	Securitized	Securitized		Loans Held
Credit Quality Indicator	2005	2007	Unsecuritized	for Sale
Chattel loans
0-619	$2,159	$1,610	$1,314	$—
620-719	31,477	21,020	1,916	—
720+	36,467	25,403	1,078	—
Conforming mortgages
0-619	—	—	554	—
620-719	—	—	1,126	1,727
720+	—	—	457	802
Non-conforming mortgages
0-619	131	1,330	4,016	—
620-719	3,200	12,592	7,797	—
720+	3,260	7,448	2,219	—
Other loans
Total other	—	—	41	—

	$76,694	$69,403	$20,518	$2,529

CountryPlace’s policy is to place loans on nonaccrual status when either principal or interest is past due and remains unpaid for 120 days or more. In addition, they place loans on nonaccrual status when there is a clear indication that the borrower has the inability or unwillingness to meet payments as they become due. Payments received on nonaccrual loans are accounted for on a cash basis, first to interest and then to principal. Upon determining that a nonaccrual loan is impaired, interest accrued and the uncollected receivable prior to identification of nonaccrual status is charged to the allowance for loan losses. At December 31, 2010, CountryPlace’s management was not aware of any potential problem loans that would have a material adverse effect on loan delinquency or charge-offs. Loans are subject to continual review and are given management’s attention whenever a problem situation appears to be developing. The following table sets forth the amounts and categories of CountryPlace’s non-performing loans and assets as of December 31, 2010 and March 31, 2010 (dollars in thousands):

	December 31,	March 31,
	2010	2010
Non-performing loans:
Loans accounted for on a nonaccrual basis	$1,203	$1,219
Accruing loans past due 90 days or more	1,131	594

Total nonaccrual and 90 days past due loans	2,334	1,813
Percentage of total loans	1.38%	1.01%
Other non-performing assets (1)	1,294	1,566
Troubled debt restructurings	1,018	1,268

(1)	Consists of land and homes acquired through foreclosure, which are carried at the lower of carrying value or fair value less estimated selling expenses.
Beginning in fiscal 2009, CountryPlace modified loans to retain borrowers with good payment history. These modifications were considered to represent credit concessions due to borrowers’ loss of income and other repayment matters impacting these borrowers. CountryPlace modified the payments or rates for approximately $1.6 million and $1.5 million of loans for the nine months ended December 31, 2010 and December 31, 2009, respectively. These loans are not reflected as non-performing loans but as troubled debt restructurings.
Loan contracts secured by collateral that is geographically concentrated could experience higher rates of delinquencies, default and foreclosure losses than loan contracts secured by collateral that is more geographically dispersed. CountryPlace has loan contracts secured by factory-built homes located in the following key states as of December 31, 2010 and March 31, 2010:

	December 31,	March 31,
	2010	2010

Texas	42.8%	43.2%
Florida	6.8	6.6
Arizona	6.5	6.3
California	2.1	2.1
The States of California, Florida and Arizona, and to a lesser degree Texas, have experienced economic weakness resulting from the decline in real estate values. The risks created by these concentrations have been considered by CountryPlace’s management in the determination of the adequacy of the allowance for loan losses. No other states had concentrations in excess of 10% of the principal balance of the consumer loans receivable as of December 31, 2010 or March 31, 2010. Management believes the allowance for loan losses is adequate to cover estimated losses at December 31, 2010.

6. Liabilities Subject to Compromise
Liabilities subject to compromise refers to both secured and unsecured obligations that will be accounted for under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. ASC 852 requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of collateral securing the claims, proofs of claim, or other events. Liabilities subject to compromise also include certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise. The Company has included unsecured debt as a liability subject to compromise as management believes that there remains uncertainty to the terms under a plan of reorganization since the filing recently occurred. At hearings held in December 2010, the Court granted final approval of many of the Debtors’ “first day” motions covering, among other things, human capital obligations, supplier relations, insurance, customer relations, business operations, certain tax matters, cash management, utilities, case management and retention of professionals. Obligations associated with these matters are not classified as liabilities subject to compromise.
In accordance with ASC 852, debt issuance costs should be viewed as valuations of the related debt. When the debt has become an allowed claim and the allowed claim differs from the net carrying amount of the debt, the recorded amount should be adjusted to the amount of the allowed claim (thereby adjusting existing debt issuance costs to the extent necessary to report the debt at this allowed amount). Through December 24, 2011, the Bankruptcy Court had not classified any of the Debtors’ outstanding debt as allowed claims. Therefore, the Company classified the Debtors’ outstanding debt as liabilities subject to compromise on the Condensed Consolidated Balance Sheet. The Company has not adjusted debt issuance costs, totaling $138,000 at December 24, 2010, related to the Debtors’ convertible senior notes outstanding. The Company may be required to expense these amounts or a portion thereof as reorganization items if the Bankruptcy Court ultimately determines that a portion of the debt is subject to compromise.
The Debtors are seeking to reject certain pre-petition executory contracts and unexpired leases with respect to the Debtors’ operations with the approval of the Bankruptcy Court and may reject additional ones in the future. Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and will be classified as liabilities subject to compromise. Holders of pre-petition claims were required to file proofs of claims by the “bar date”, April 18, 2011, established with approval of the Bankruptcy Court. A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases. Differences between liability amounts estimated by the Debtors and claims filed by creditors will be investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable claim. The determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time.
Liabilities subject to compromise consisted of the following:

December 24,
2010
Accounts payable	$19,891
Accrued expenses and other liabilities	13,785
Convertible senior notes, net	51,918

Total liabilities subject to compromise	$85,594

Liabilities subject to compromise includes trade accounts payable related to pre-petition purchases, all of which were not paid. As a result, the Company’s cash flows from operations were favorably affected by the stay of payment related to these accounts payable.

7. Floor Plan Payable and Debtor-In-Possession Financing
The Company had an agreement with Textron Financial Corporation for a floor plan facility. This facility was used to finance a portion of the new home inventory at its retail sales centers and was secured by the Company’s assets, excluding CountryPlace assets. The advance rate for the facility was 90% of manufacturer’s invoice and the maturity date is the earlier of June 30, 2012 or one month prior to the date of the first repurchase option for the holder of the Company’s convertible senior notes.
The Company was in default of three provisions under its amended floor plan financing facility with Textron Financial Corporation as of September 24, 2010 because the Company failed to reduce its outstanding borrowings under the facility to $32 million. As a result, the Company exceeded the maximum permissible loan-to-collateral coverage ratio at September 24, 2010 of 62% by having a ratio of approximately 70%. In addition, the Company sold approximately $4.0 million of homes, which funds should have been paid to Textron but were not paid. Subsequently, on November 29, 2010, Palm Harbor Homes, Inc. and five of its domestic subsidiaries, Palm Harbor Manufacturing, L.P., Palm Harbor Albemarle LLC, Palm Harbor Real Estate LLC, Palm Harbor GenPar LLC, and Nationwide Homes, Inc. filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington, case number 10-13850.
In connection with the bankruptcy filing, on November 29, 2010, the Company entered into an asset purchase agreement with the entities subject to the bankruptcy and Palm Harbor Homes, Inc., a Delaware corporation under which the Purchaser purchased substantially all of the assets and assumed specified liabilities of the Sellers. Additionally, on November 29, 2010, the Company entered into a Senior Secured, Super-Priority Debtor-in-Possession Revolving Credit Agreement (the “DIP Credit Agreement”) among the Company, the entities subject to the bankruptcy, and Fleetwood Homes, Inc., as lender (the “Lender”) and the Security Agreement among the Company, the entities subject to the bankruptcy, and the Lender as the secured party, with a Promissory Note executed by the Company and its filing subsidiaries in favor of the Lender. Pursuant to the terms of the DIP Credit Agreement, the Security Agreement, and the Note, the lender agreed to loan up to $50 million (which may increase to $55 million if certain conditions are met), bearing interest at 7% per annum and maturing on the earlier of April 30, 2011 (as amended) or 15 days after entry of a final order from the Bankruptcy Court approving the sale of the Company’s assets. Subsequently, on March 1, 2011, the Purchaser was selected as the successful bidder to purchase substantially all of the Company’s assets, and assume specified liabilities, pursuant to an auction process with a bid of approximately $83.9 million, and on April 25, 2011, pursuant to an Amended and Restated Asset Purchase Agreement dated March 1, 2011, the previously announced and approved sale was completed with an effective date of the transaction of April 23, 2011.
After closing and the receipt of proceeds of the DIP Credit Agreement, in December 2010 all of the Company’s then-current indebtedness to Textron Financial Corporation was repaid. Of the $35.1 million initial draw from the DIP Financing, on December 3, 2010, $34.2 million was paid to Textron Financial, consisting of $33.7 million for the then-outstanding principal balance, $236,000 in interest and $255,000 in fees. After closing and receipt of the proceeds of the asset sale to the Purchaser, approximately $45.3 million of the $83.9 million purchase price was used to retire amounts outstanding under the DIP Credit Agreement, which was thereafter terminated. Additionally, certain expenses that include title insurance and prorated taxes were paid. Remaining net proceeds from the asset sale are intended to be used by the Company’s bankruptcy estate to satisfy various creditor obligations. The Company estimates that after payments to creditors, there will not be sufficient proceeds to make any distributions to stockholders.
8. Debt Obligations
In fiscal 2005, the Company issued $75.0 million aggregate principal amount of 3.25% Convertible Senior Notes due 2024 (the “Notes”) in a private, unregistered offering. Interest on the Notes is payable semi-annually in May and November. The Notes are senior, unsecured obligations and rank equal in right of payment to all of the Company’s existing and future unsecured and senior indebtedness. Prior to the bankruptcy filing on November 28, 2010, each $1,000 in principal amount of the Notes was convertible, at the option of the holder, at a conversion price of $25.92, or 38.5803 shares of the Company’s common stock upon the satisfaction of certain conditions and contingencies. For the first nine months of fiscal 2011 and 2010, the effect of converting the Notes to 2.1 million shares of common stock was anti-dilutive, and was, therefore, not considered in determining diluted earnings per share.

The liability component related to the Notes was being amortized through May, 2011; however, upon the filing of the voluntary petitions for bankruptcy protection on November 29, 2010, the Company ceased recognition of interest expense for the convertible senior notes as there is substantial doubt that it will be paid, subject to the approval of the Bankruptcy Court. The convertible senior notes were reflected in the condensed consolidated balance sheets as of December 24, 2010 and March 26, 2010 as follows (in thousands):

	December 24,	March 26,
	2010	2010

Principal amount of the liability component	$53,845	$53,845
Unamortized debt discount	(1,927)	(3,359)

Convertible senior notes, net	$51,918	$50,486

Interest expense related to the convertible senior notes for the first nine months of fiscal 2011 and 2010 totaled $2.3 million and $3.6 million, respectively, of which $1.4 million and $1.9 million, respectively, represented amortization of the debt discount. But for the bankruptcy filing, the Company would have recognized $3.4 million of interest expense related to the convertible senior notes for the nine months ended December 24, 2010, of which $2.2 million would have represented amortization of the debt discount at an effective interest rate of 9.11%.
Given the Company’s rapidly declining availability of cash, the Company did not make its November 2010 interest payment to the Noteholders, which caused a default under the Indenture governing the Notes. Subsequently, on November 29, 2010, Palm Harbor Homes, Inc. and five of its domestic subsidiaries, Palm Harbor Manufacturing, L.P., Palm Harbor Albemarle LLC, Palm Harbor Real Estate LLC, Palm Harbor GenPar LLC, and Nationwide Homes, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code as described above. See Note 6.
On July 12, 2005, the Company, through its subsidiary CountryPlace, completed its initial securitization (2005-1) for approximately $141.0 million of loans, which was funded by issuing bonds totaling approximately $118.4 million. The bonds were issued in four different classes: Class A-1 totaling $36.3 million with a coupon rate of 4.23%; Class A-2 totaling $27.4 million with a coupon rate of 4.42%; Class A-3 totaling $27.3 million with a coupon rate of 4.80%; and Class A-4 totaling $27.4 million with a coupon rate of 5.20%. The bonds mature at varying dates beginning in 2006 through 2015 and were issued with an expected weighted average maturity of 4.66 years. The proceeds from the securitization were used to repay approximately $115.7 million of borrowings on the Company’s warehouse revolving debt with the remaining proceeds being used for general corporate purposes, including future origination of new loans. For accounting purposes, this transaction was structured as a securitized borrowing. CountryPlace’s servicing obligation under this securitized financing was guaranteed by the Company.
On March 22, 2007, the Company, through its subsidiary CountryPlace, completed its second securitization (2007-1) for approximately $116.5 million of loans, which was funded by issuing bonds totaling approximately $101.9 million. The bonds were issued in four classes: Class A-1 totaling $28.9 million with a coupon rate of 5.484%; Class A-2 totaling $23.4 million with a coupon rate of 5.232%; Class A-3 totaling $24.5 million with a coupon rate of 5.593%; and Class A-4 totaling $25.1 million with a coupon rate of 5.846%. The bonds mature at varying dates beginning in 2008 through 2017 and were issued with an expected weighted average maturity of 4.86 years. The proceeds from the securitization were used to repay approximately $97.1 million of borrowings on the Company’s warehouse revolving debt with the remaining proceeds being used for general corporate purposes, including future origination of new loans. For accounting purposes, this transaction was also structured as a securitized borrowing.

On January 29, 2010, the Company, through its subsidiary CountryPlace, entered into an agreement for a $19.8 million secured term loan from entities managed by Virgo Investment Group LLC. The agreement provides an option for CountryPlace to exercise a secondary commitment to borrow an additional $5.0 million. The Company did not exercise the secondary commitment prior to its expiration on August 1, 2010. The facility has a maturity date of January 29, 2014 and bears interest at an annual rate of the Eurodollar Rate plus 12%. The Eurodollar Rate cannot be less than 3.0% nor greater than 4.5%. The proceeds were used by CountryPlace to repay intercompany indebtedness to the Company and the Company used the proceeds for working capital and general corporate purposes.
The agreement also contains financial covenants that must be complied with by CountryPlace. CountryPlace shall not incur capital expenditures exceeding $300,000 in any fiscal year; and the maximum amount of the Virgo loan divided by the value of the collateral securing the loan shall not exceed the ratios below for more than three consecutive months during the applicable periods:

Time Period	Maximum Loan-to-Value Ratio
Twelve Months Ended 2/1/2011	0.36:1
Twelve Months Ended 2/1/2012	0.35:1
Twelve Months Ended 2/1/2013	0.34:1
Twelve Months Ended 2/1/2014	0.33:1
For the fiscal quarter ended December 31, 2010, CountryPlace was in compliance with the financial covenants with a loan-to-value ratio of 0.34:1.
As a condition to Virgo making the loan, the parties also agreed to create a special purpose vehicle (SPV) to hold certain mortgage loans as collateral. Pursuant to the agreement, at the time of the agreement was executed CountryPlace transferred its right, title, and interest to certain manufactured housing installment sales contracts and mortgages, along with certain related property, to a specially created subsidiary, CountryPlace Mortgage Holdings, LLC (“Mortgage SPV”). On January 29, 2010, the transferred sales contracts and mortgages consisted of $39.4 million of the overcollateralization on the 2005-1 and 2007-1 securitizations (Class X and R certificates), and $19.8 million of certain other mortgage loans held for investment that were not previously securitized.
The Mortgage SPV is consolidated on the Company’s financial statements as CountryPlace will continue to service the mortgage loans and collect the related service fee and residual income even after the termination of the loan facility, is obligated to repurchase or substitute contracts that materially adversely affect the Mortgage SPV’s interest, and will be solely liable for losses incurred by the Mortgage SPV.
As partial consideration for the loan with Virgo, the Company issued warrants to purchase up to an aggregate of 1,296,634 shares of the Company’s common stock at a purchase price of $2.1594 per share. These warrants contain an anti-dilution provision that prevents the warrant holder’s fully-diluted percentage interest in the Company from being diluted in the event that any convertible securities of the Company, including the Notes, are converted into shares of common stock of the Company. The warrants also contain an anti-dilution provision that prevents the warrant holder from having its percentage ownership in the Company diminished by more than 10% in the event that the Company issues additional securities, subject to certain exceptions. These anti-dilution provisions expire in January 2014. For the first nine months of fiscal 2011, the effect of converting the warrants to common stock was anti-dilutive, and, therefore, was not considered in determining diluted earnings per share.
On May 10, 2011, CountryPlace exercised its right to prepay in full the secured term loan with entities managed by Virgo Service Company, LLC (“Virgo”). The repayment totaled $18,926,000, including principal of $18,375,000 and prepayment premium of $551,000. The Company also recorded $583,000 of expense for the unamortized portion of the related debt issuance costs, $62,000 of additional interest, and $187,000 of debt-related expenses. In conjunction with the prepayment of the secured term loan, CountryPlace redeemed the preferred stock of CountryPlace Mortgage Holdings, LLC held by Virgo at the par value of $200,000. The prepayment of the secured term loan was funded by Palm Harbor Homes-Delaware, and $19,443,000 was included in payable to affiliates at the time of the prepayment.

On April 27, 2009, the Company issued warrants to each of Capital Southwest Venture Corporation, Sally Posey and the Estate of Lee Posey (collectively, the lenders) to purchase up to an aggregate of 429,939 shares of common stock of the Company at a price of $3.14 per share, which was the closing price of the Company’s common stock on April 24, 2009. The Black-Scholes method was used to value the warrants, which resulted in the Company recording $0.8 million in non-cash interest expense in the first quarter of fiscal 2010. The warrants were granted in connection with a loan made by the lenders to the Company of an aggregate of $4.5 million pursuant to senior subordinated secured promissory notes between the Company and each of the lenders (collectively, the Promissory Notes). The proceeds were used for working capital purposes. The Promissory Notes were repaid in full on June 29, 2009. The warrants, which expire on April 24, 2019, contain anti-dilution provisions and other customary provisions. For the first nine months of fiscal 2011 and 2010, the effect of converting the warrants to common stock, was anti-dilutive and, therefore, was not considered in determining diluted earnings per share.
9. Other Comprehensive Loss
The difference between net loss and total comprehensive loss for the three months ended December 24, 2010 and December 25, 2009 is as follows (in thousands):

	Nine Months Ended
	December 24,	December 25,
	2010	2009

Net loss	$(29,913)	$(29,522)
Unrealized gain on available- for-sale investments, net of tax	146	1,563
Amortization of interest rate hedge	69	68

Comprehensive loss	$(29,698)	$(27,891)

10. Commitments and Contingencies
The Company is subject to various legal proceedings and claims that arise in the ordinary course of business and claims filed as a result of the Company’s voluntary petition for bankruptcy protection. On November 29, 2010, the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases are being jointly administered under Case No. 10-13850. The Debtors continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As of the date of the Chapter 11 filing, virtually all pending litigation against the Company is stayed as to the Company, and absent further order of the Bankruptcy Court, no party, subject to certain exceptions, may take any action, also subject to certain exceptions, to recover on pre-petition claims against the Debtors.
Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must generally be satisfied in full before stockholders are entitled to receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or stockholders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 cases to each of these constituencies or what types or amounts of distributions, if any, they would receive. A plan of reorganization could result in holders of our liabilities and/or securities, including our common stock, receiving no distribution on account of their interests and cancellation of their holdings. Because of such possibilities, the value of The Company’s liabilities and securities, including common stock, is highly speculative.

11. Accrued Product Warranty Obligations
The Company provides the retail homebuyer a one-year limited warranty covering defects in material or workmanship in home structure, plumbing and electrical systems. The amount of warranty reserves recorded are estimated future warranty costs relating to homes sold, based upon the Company’s assessment of historical experience factors, such as actual number of warranty calls and the average cost per warranty call.
The accrued product warranty obligation is classified as accrued liabilities in the condensed consolidated balance sheets. The following table summarizes the accrued product warranty obligations at December 24, 2010 and December 25, 2009 (in thousands):

	Nine Months Ended
	December 24,	December 25,
	2010	2009

Accrued warranty balance, beginning of period	$1,593	$2,972
Net warranty expense provided	3,534	3,697
Cash warranty payments	(3,945)	(4,872)

Accrued warranty balance, end of period	$1,182	$1,797

12. Fair Value Measurements
The book value and estimated fair value of the Company’s financial instruments are as follows (dollars in thousands):

	December 24, 2010		March 26, 2010
	Book	Estimated Fair	Book	Estimated Fair
	Value	Value	Value	Value
Cash and cash equivalents (1)	$13,721	$13,721	$26,705	$26,705
Restricted cash (1)	14,710	14,710	16,330	16,330
Investments (2)	15,642	15,642	16,041	16,041
Consumer loans receivables (3)	169,144	156,242	180,107	175,934
Floor plan payable (1)	—	—	42,249	42,249
Construction lending line (1)	2,968	2,968	3,890	3,890
Convertible senior notes, net (2)	51,918	3,984	50,486	36,076
Securitized financings (4)	110,533	112,512	122,494	120,019
Virgo debt, net (5)	18,033	15,927	18,518	18,213

(1)	The fair value approximates book value due to the instruments’ short term maturity.

(2)	The fair value is based on market prices.

(3)
Includes consumer loans receivable held for investment and held for sale. The fair value of the loans held for investment is based on the discounted value of the remaining principal and interest cash flows. The fair value of the loans held for sale approximates book value since the sales price of these loans is known as of December 31, 2010.

(4)	The fair value is estimated using recent transactions of factory-built housing asset-backed securities.

(5)	The fair value is estimated based on the remaining cash flows discounted at the implied yield when the transaction was closed.

In accordance with ASC Topic 820, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company had no level 3 securities at the end of the third quarter ended December 24, 2010.
The Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
Assets and liabilities measured at fair value on a recurring basis are summarized below (in thousands):

	As of December 24, 2010
	Total	Level 1	Level 2	Level 3

Securities issued by the U.S. Treasury and Government Agencies (1)	$1,566	$—	$1,566	$—
Mortgage-backed securities (1)	4,878	—	4,878	—
Securities issued by states and political subdivisions (1)	1,283	—	1,283	—
Corporate debt securities (1)	4,822	—	4,822	—
Marketable equity securities (1)	3,093	3,093	—	—
Other non-performing assets (2)	1,294	—	1,294	—

	As of March 26, 2010
	Total	Level 1	Level 2	Level 3

Securities issued by the U.S. Treasury and Government Agencies (1)	$1,793	$—	$1,793	$—
Mortgage-backed securities (1)	5,496	—	5,496	—
Securities issued by states and political subdivisions (1)	1,249	—	1,249	—
Corporate debt securities (1)	4,780	—	4,780	—
Marketable equity securities (1)	2,722	2,722	—	—
Other non-performing assets (2)	1,566	—	1,566	—

(1)	Unrealized gains or losses on investments are recorded in accumulated other comprehensive loss at each measurement date.

(2)	Consists of land and homes acquired through foreclosure.

No significant transfers between Level 1 and Level 2 occurred during the nine months ended December 24, 2010. The Company’s policy regarding the recording of transfers between levels is to record any such transfers at the end of the reporting period.
Assets measured at fair value on a non-recurring basis are summarized below (in thousands):

	As of December 24, 2010				Total Gains
	Total	Level 1	Level 2	Level 3	(Losses)

Long-lived assets held for sale (1)	$1,050	$—	$1,050	$—	$(750)
Long-lived assets held for use (2)	2,293	—	2,293	—	(1,116)
Loans held for investment	153,585	—	—	153,585	—
Loans held for sale	2,657	2,657	—	—	—
Construction lending facility	2,968	2,968	—	—	—
Virgo debt	15,927	—	—	15,927	—
Securitized financings	112,512	—	112,512	—	—

(1)
Long-lived assets held for sale with a carrying amount of $1.8 million were written down to their fair value of $1.1 million, resulting in a loss of $0.8 million, which was included in loss from operations for the period.

(2)
Long-lived assets held for use with a carrying amount of $3.4 million were written down to their fair value of $2.3 million, resulting in a loss of $1.1 million, which was included in loss from operations for the period.

The Company records impairment losses on long-lived assets held for sale when the fair value of such long-lived assets is below their carrying values. During the nine months ended December 24, 2010, the Company recorded approximately $0.8 million in impairment charges on assets held for sale. The Company records impairment charges on long-lived assets used in operations when events and circumstances indicate that long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. During the nine months ended December 24, 2010, the Company recorded approximately $1.1 million in impairment charges on assets held for use, primarily related to write-downs of land held at closed retail locations. These impairment charges related to the factory-built housing segment and are included in selling, general and administrative expenses in the Company’s condensed consolidated statements of operations.
Assets measured on a nonrecurring basis also include impaired loans (nonaccrual loans) disclosed in Note 5 and loans held for sale. No recent sales have been executed in an orderly market of manufactured home loan portfolios with comparable product features, credit characteristics, or performance. Impaired loans are measured using Level 3 inputs that are calculated using discounted future cash flows. Loans held for sale are measured at the lower of cost or fair value using Level 1 inputs that consist of commitments on hand from investors. These loans are held for relatively short periods, typically no more than 45 days. As a result, changes in loan-specific credit risk are not a significant component of the change in fair value. The cost of loans held for sale is currently lower than the fair value.
ASC 825, Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, the Company’s fair values should not be compared to those of other companies.

Under ASC 825, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying market value of the Company.
13. Business Segment Information
The Company operates principally in two segments: (1) factory-built housing, which includes manufactured housing, modular housing and retail operations and (2) financial services, which includes finance and insurance. The following table details net sales and income (loss) from operations by segment for the three and nine months ended December 24, 2010 and December 25, 2009 (in thousands):

	Nine Months Ended
	December 24,	December 25,
	2010	2009
Net Sales
Factory-built housing	$178,996	$201,704
Financial services	27,063	27,316

	$206,059	$229,020

Income (loss) from operations
Factory-built housing	$(8,090)	$(15,865)
Financial services	8,767	12,358
General corporate expenses	(18,378)	(15,489)

	$(17,701)	$(18,996)

Reorganization items	$(2,522)	$—
Interest expense	(11,977)	(13,064)
Other income	2,547	2,671

Loss before income taxes	$(29,653)	$(29,389)

14. Income Taxes
During the nine month periods ended December 24, 2010 and December 25, 2009, the Company recorded no federal income tax expense or benefit due to the availability of net operating loss carryforwards, which are not assured of realization. Tax expense recorded in these periods related to taxes payable in various states in which the Company does business. The Company expects to record no federal income tax expense or benefit for the remainder of fiscal 2011, as it is uncertain whether the Company is assured of realization of benefits associated with its net operating loss carryforwards.

15. Stock Incentive Plan
Effective July 22, 2009, the Palm Harbor Homes, Inc. 2009 Stock Incentive Plan (the “Plan”) was adopted. The Plan allows for the issuance of up to 1,844,000 shares of common stock to the Company’s employees and outside directors in the form of non-statutory stock options, incentive stock options and restricted stock awards. As of December 24, 2010, the Company has granted options twice under the Plan. On May 18, 2010, the Company granted options for 129,080 shares at an exercise price equal to the market price of the Company’s common stock as of the date of grant ($2.76 per share), and on September 8, 2009, the Company granted options for 1,217,040 shares at an exercise price equal to the market price of the Company’s common stock as of the date of grant ($3.02 per share). Such options have a 10 year term and vest over five years of service. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Plan).